Exhibit 99.1

Contact:
Ian Frazer
Investor Relations
Lennar Corporation
(305) 485-4129
FOR IMMEDIATE RELEASE

Lennar Reports Fourth Quarter and Fiscal 2024 Results
2024 Fourth Quarter Highlights – comparisons to the prior year quarter
•N
•et earnings per diluted share of $4.06 ($4.03, excluding mark-to-market gains on technology investments)
•Net earnings of $1.1 billion
•New orders decreased 3% to 16,895 homes; new orders dollar value decreased 1% to $7.2 billion
•Backlog of 11,633 homes with a dollar value of $5.4 billion
•Deliveries decreased 7% to 22,206 homes
•Total revenues of $9.9 billion
•Homebuilding operating earnings of $1.5 billion
◦Gross margin on home sales of 22.1%
◦S,G&A expenses as a % of revenues from home sales of 7.2%
◦Net margin on home sales of 14.9%
•Financial Services operating earnings of $154 million
•Multifamily operating loss of $0.2 million
•Lennar Other operating earnings of $0.5 million
•Homebuilding cash and cash equivalents of $4.7 billion
•Years supply of owned homesites of 1.1 years and controlled homesites of 82%
•No outstanding borrowings under the Company's $2.9 billion revolving credit facility
•Homebuilding debt to total capital of 7.5%
•Repurchased 3 million shares of Lennar common stock for $521 million
•In November 2024, the Company entered into a definitive agreement to acquire Rausch Coleman Homes, a residential homebuilder, which is expected to close in the first quarter of 2025
2024 Fiscal Year Highlights - comparisons to prior year
•Net earnings per diluted share of $14.31 ($13.86, excluding mark-to-market gains and other one-time items, (collectively, "adjustments"))
•Net earnings of $3.9 billion ($3.8 billion excluding adjustments)
•New orders increased 11% to 76,951 homes
•Deliveries increased 10% to 80,210 homes
•Total revenues of $35.4 billion
•Gross margin on home sales of 22.3%; net margin of 14.9%
•Redeemed/repurchased $554 million of senior notes
•Repurchased 13.6 million shares of Lennar common stock for $2.1 billion
•Homebuilding return on inventory of 29.2%
(more)

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Miami, December 18, 2024 -- Lennar Corporation (NYSE: LEN and LEN.B), one of the nation’s largest homebuilders, today reported results for its fourth quarter and fiscal year ended November 30, 2024. Fourth quarter net earnings attributable to Lennar in 2024 were $1.1 billion, or $4.06 per diluted share, compared to $1.4 billion, or $4.82 per diluted share in the fourth quarter of 2023. Excluding mark-to-market gains on technology investments, fourth quarter net earnings attributable to Lennar in 2024 were $1.1 billion, or $4.03 per diluted share, compared to fourth quarter net earnings attributable to Lennar in 2023 of $1.5 billion, or $5.17 per diluted share, excluding mark-to-market losses on technology investments and other one-time items (collectively, "adjustments"). Net earnings attributable to Lennar for the year ended November 30, 2024 were $3.9 billion, or $14.31 per diluted share, compared to $3.9 billion, or $13.73 per diluted share for the year ended November 30, 2023. Excluding adjustments, net earnings attributable to Lennar for the year ended November 30, 2024 were $3.8 billion, or $13.86 per diluted share, compared to $4.1 billion, or $14.25 per diluted share for the year ended November 30, 2023.
Stuart Miller, Executive Chairman and Co-Chief Executive Officer of Lennar, said, "In the course of our fourth quarter, the housing market that appeared to be improving as the Fed cut short-term interest rates, proved to be far more challenging as mortgage rates rose almost 100 basis points through the quarter. Even while demand remained strong, and the chronic supply shortage continued to drive the market, our results were driven by affordability limitations from higher interest rates."
"Accordingly, in our fourth quarter, sales pace lagged expectations as interest rates climbed and our new orders fell short of expectations to 16,895 homes vs the low end of our guidance of 19,000 homes. Consistent with our strategy of matching sales pace with production, we adjusted sales price, incentives, and margin in order to re-ignite sales and actively manage inventory levels. We ended the quarter with two completed, unsold homes per community, which was within our historical range."
"In the fourth quarter, earnings were $1.1 billion, or $4.06 per diluted share. We delivered 22,206 homes in the quarter and our average sales price, net of incentives, per home delivered was $430,000 in the fourth quarter, slightly down from last year. Our homebuilding gross margin in the fourth quarter was 22.1%, with SG&A expenses of 7.2%, resulting in a 14.9% net margin."
"Driven by our consistent focus on cash flow, we constructively allocated capital while we continued to strengthen and fortify our balance sheet. During the quarter, we repurchased $521 million of our common stock, had no outstanding borrowings on our $2.9 billion revolving credit facility and cash of $4.7 billion, ending the quarter with homebuilding debt to total capital of 7.5%. With cash on hand exceeding our debt, and with overall liquidity of approximately $7.6 billion, our balance sheet remains extremely strong.”
"Against this backdrop, we continue to remain focused on our volume-based strategy of driving sales and cash flow while using margin as a shock absorber as we continue to migrate to an asset-light, land-light business model. This strategy is reflected in both the public filing of a registration statement on Form S-11 for the planned spin-off of Millrose Properties, Inc., as well as our previously announced acquisition of Rausch Coleman Homes as we focus on growing to drive affordability and fill the supply gap that is reflected in the marketplace."

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Jon Jaffe, Co-Chief Executive Officer and President of Lennar, said, "Operationally, our starts pace and sales pace were 4.6 homes and 4.2 homes per community in the fourth quarter, respectively, as we continue to move closer to an even flow operating model. Our cycle time was down to 138 days, or 14% lower year over year, as our production first focus has positively impacted our production times, while our inventory turn improved to 1.6 times reflecting broader efficiencies. Concurrently, the Lennar Marketing and Sales Machine continued to carefully match our sales pace to our production pace using our digital marketing and dynamic pricing models."
"During the quarter, we continued the migration to our land light strategy. This was evidenced by our years supply of owned homesites improving to 1.1 years from 1.4 years last year and our controlled homesite percentage increasing to 82% from 76% year over year, resulting in a return on inventory of 29.2%."
Mr. Miller concluded, "As we look ahead, we expect to deliver between 17,000 and 17,500 homes for the first quarter of 2025 and between 86,000 and 88,000 homes for the full year 2025, including the impact of the Rausch Coleman acquisition. While we remain optimistic that margins will normalize as affordability normalizes and our cost structure benefits from our volume, we expect our gross margin in the first quarter to be between 19.0% and 19.25%, and at this time, we will not guide to full year gross margin until we have a better sense of market conditions as the year unfolds.”
RESULTS OF OPERATIONS
THREE MONTHS ENDED NOVEMBER 30, 2024 COMPARED TO
THREE MONTHS ENDED NOVEMBER 30, 2023
Homebuilding
Revenues from home sales decreased 9% in the fourth quarter of 2024 to $9.5 billion from $10.4 billion in the fourth quarter of 2023. Revenues were lower primarily due to a 7% decrease in the number of home deliveries and a 3% decrease in the average sales price of homes delivered. New home deliveries decreased to 22,206 homes in the fourth quarter of 2024 from 23,795 homes in the fourth quarter of 2023. The average sales price of homes delivered was $430,000 in the fourth quarter of 2024, compared to $441,000 in the fourth quarter of 2023. The decrease in average sales price of homes delivered in the fourth quarter of 2024 compared to the same period last year was primarily due to pricing to market through an increased use of incentives and product mix.
Gross margins on home sales were $2.1 billion, or 22.1%, in the fourth quarter of 2024, compared to $2.5 billion, or 24.2%, in the fourth quarter of 2023. During the fourth quarter of 2024, gross margins decreased primarily because revenue per square foot decreased while land costs increased year over year, which was partially offset by a decrease in costs per square foot due to lower costs of materials as the Company continued to focus on construction cost savings.
Selling, general and administrative expenses were $682 million in the fourth quarter of 2024, compared to $688 million in the fourth quarter of 2023. As a percentage of revenues from home sales, selling, general and administrative expenses increased to 7.2% in the fourth quarter of 2024, from 6.6% in the fourth quarter of 2023, primarily due to less leverage as a result of both lower volume and average sales price.

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Financial Services
Operating earnings for the Financial Services segment were $154 million in the fourth quarter of 2024, compared to $168 million in the fourth quarter of 2023. The decrease in operating earnings was primarily due to lower profit per loan in the Company's mortgage business.
Other Ancillary Businesses
Operating loss for the Multifamily segment was $0.2 million in the fourth quarter of 2024, compared to operating loss of $12 million in the fourth quarter of 2023. Operating earnings for the Lennar Other segment were $0.5 million in the fourth quarter of 2024, compared to an operating loss of $125 million in the fourth quarter of 2023. The Lennar Other operating earnings for the fourth quarter of 2024 were primarily due to positive mark-to-market adjustments of $13 million on the Company's publicly traded technology investments, which was partially offset by other operating losses. The Lennar Other operating loss for the fourth quarter of 2023 was primarily due to negative mark-to-market adjustments of $36 million on the Company's publicly traded technology investments and a $65 million write-off of one of the Company’s non-public technology investments.
Tax Rate
For the quarters ended November 30, 2024 and 2023, the Company had a tax provision of $358 million and $417 million, which resulted in an overall effective income tax rate of 24.6% and 23.4%, respectively. For both periods, the Company's effective income tax rate included state income tax expense and non-deductible executive compensation, partially offset by tax credits. The increase in the effective tax rate from the prior year for the three months ended November 30, 2024 was primarily due to additional state income tax expense.
OTHER TRANSACTIONS
Credit Facility
In November 2024, the Company amended and restated the credit agreement governing its unsecured revolving credit facility (the “Credit Facility”) to, among other things, increase the lenders’ commitments to $2.875 billion until May 2027 when this amount will be reduced to $2.650 billion until final maturity in November 2029. As of November 30, 2024, there were no outstanding borrowings under the Credit Facility.
Share Repurchases
During the fourth quarter of 2024, the Company repurchased 3 million shares of its common stock for $521 million at an average per share price of $173.79.
Liquidity
At November 30, 2024, the Company had $4.7 billion of Homebuilding cash and cash equivalents and no outstanding borrowings under its $2.9 billion Credit Facility, thereby providing approximately $7.6 billion of available capacity.

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Guidance
The following are the Company's expected results of its homebuilding and financial services activities:

First Quarter 2025
New Orders	17,500 - 18,000
Deliveries	17,000 - 17,500
Average Sales Price	$410,000 - $415,000
Gross Margin % on Home Sales	19.0% - 19.25%
S,G&A as a % of Home Sales	8.7% - 8.8%
Financial Services Operating Earnings	$100 million - $110 million

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About Lennar
Lennar Corporation, founded in 1954, is one of the nation’s leading builders of quality homes for all generations. Lennar builds affordable, move-up and active adult homes primarily under the Lennar brand name. Lennar’s Financial Services segment provides mortgage financing, title and closing services primarily for buyers of Lennar’s homes and, through LMF Commercial, originates mortgage loans secured primarily by commercial real estate properties throughout the United States. Lennar's Multifamily segment is a nationwide developer of high-quality multifamily rental properties. LENX drives Lennar's technology, innovation and strategic investments. For more information about Lennar, please visit www.lennar.com.

Note Regarding Forward-Looking Statements: Some of the statements in this press release are "forward-looking statements," as that term is defined in the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements relating to the homebuilding market and other markets in which we participate, as well as our expected results and guidance. You can identify forward-looking statements by the fact that these statements do not relate strictly to historical or current matters. Rather, forward-looking statements relate to anticipated or expected events, activities, trends or results. Accordingly, these forward-looking statements should be evaluated with consideration given to the many risks and uncertainties inherent in our business that could cause actual results and events to differ materially from those anticipated by the forward-looking statements. We wish to caution readers not to place undue reliance on any forward-looking statements, which are expressly qualified in their entirety by this cautionary statement and speak only as of the date made. Important factors that could cause differences between anticipated and actual results include slowdowns in real estate markets in regions where we have significant Homebuilding or Multifamily development activities; decreased demand for our homes, or for Multifamily rental apartments or single family homes; the potential impact of inflation; the impact of increased cost of mortgage financing for homebuyers, increased or continued high interest rates or increased competition in the mortgage industry; supply shortages and increased costs related to construction materials, including lumber, and labor; the possibility that increased tariffs will increase the cost of production materials; cost increases related to real estate taxes and insurance; the effect of increased interest rates with regard to our funds' borrowings on the willingness of the funds to invest in new projects; reductions in the market value of our investments in public companies; natural disasters or catastrophic events for which our insurance may not provide adequate coverage; our inability to successfully execute our strategies and our planned spin-off on the timelines expected or at all; a decline in the value of the land and home inventories we maintain and resulting possible future writedowns of the carrying value of our real estate assets; the forfeiture of deposits related to land purchase options we decide not to exercise; the effects of public health issues such as a major epidemic or pandemic that could have a negative impact on the economy and on our businesses; possible unfavorable outcomes in legal proceedings; conditions in the capital, credit and financial markets; harm to our business from information technology failures and data security breaches; changes in laws, regulations or the regulatory environment affecting our business; policy changes that may be introduced by the new administration that could affect economic conditions, tax regimes and regulatory frameworks, and the other risks and uncertainties described in our filings from time to time with the Securities and Exchange Commission, including those included under the captions “Risk Factors” and “Management's Discussion and Analysis of Financial Condition and Results of Operations” in our most recent Annual Report on Form 10-K filed on January 26, 2024, as amended by our Annual Report on Form 10-K/A filed on April 25, 2024, and Quarterly Reports on Form 10-Q. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

A conference call to discuss the Company’s fourth quarter earnings will be held at 11:00 a.m. Eastern Time on Thursday, December 19, 2024. The call will be broadcast live on the internet and can be accessed through the Company’s website at investors.lennar.com. If you are unable to participate in the conference call, the call will be archived at investors.lennar.com for 90 days. A replay of the conference call will also be available later that day by calling 203-369-0176 and entering 5723593 as the confirmation number.
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LENNAR CORPORATION AND SUBSIDIARIES
Selected Revenues and Operating Information
(In thousands, except per share amounts)
(unaudited)

	Three Months Ended		Years Ended
	November 30,		November 30,
	2024	2023	2024	2023
Revenues:
Homebuilding	$9,548,684	10,516,050	33,906,426	32,660,987
Financial Services	304,550	304,693	1,109,263	976,859
Multifamily	88,917	140,824	411,537	573,485
Lennar Other	4,737	6,616	14,226	22,035
Total revenues	$9,946,888	10,968,183	35,441,452	34,233,366

Homebuilding operating earnings	$1,495,383	1,912,639	5,342,252	5,527,707
Financial Services operating earnings	154,476	169,130	577,184	509,461
Multifamily operating earnings (loss)	(160)	(12,155)	42,635	(50,651)
Lennar Other operating earnings (loss)	450	(125,414)	(47,967)	(209,788)
Corporate general and administrative expenses	(170,011)	(136,336)	(648,986)	(501,338)
Charitable foundation contribution	(22,206)	(23,795)	(80,210)	(73,087)
Earnings before income taxes	1,457,932	1,784,069	5,184,908	5,202,304
Provision for income taxes	(358,058)	(416,780)	(1,217,253)	(1,241,013)
Net earnings (including net earnings attributable to noncontrolling interests)	1,099,874	1,367,289	3,967,655	3,961,291
Less: Net earnings attributable to noncontrolling interests	3,660	6,002	35,122	22,780
Net earnings attributable to Lennar	$1,096,214	1,361,287	3,932,533	3,938,511

Basic and diluted average shares outstanding	267,262	279,438	272,019	283,319

Basic and diluted earnings per share	$4.06	4.82	14.31	13.73

Supplemental information:
Interest incurred (1)	$29,254	41,434	129,310	187,640

EBIT (2):
Net earnings attributable to Lennar	$1,096,214	1,361,287	3,932,533	3,938,511
Provision for income taxes	358,058	416,780	1,217,253	1,241,013
Interest expense included in:
Costs of homes sold	39,513	69,859	160,848	240,871
Costs of land sold	29	156	373	1,588
Homebuilding other income, net	4,472	4,525	18,771	15,434
Total interest expense	44,014	74,540	179,992	257,893
EBIT	$1,498,286	1,852,607	5,329,778	5,437,417
(1)Amount represents interest incurred related to Homebuilding debt.
(2)EBIT is a non-GAAP financial measure defined as earnings before interest and taxes. This financial measure has been presented because the Company finds it important and useful in evaluating its performance and believes that it helps readers of the Company's financial statements compare its operations with those of its competitors. Although management finds EBIT to be an important measure in conducting and evaluating the Company's operations, this measure has limitations as an analytical tool as it is not reflective of the actual profitability generated by the Company during the period. Management compensates for the limitations of using EBIT by using this non-GAAP measure only to supplement the Company's GAAP results. Due to the limitations discussed, EBIT should not be viewed in isolation, as it is not a substitute for GAAP measures.

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LENNAR CORPORATION AND SUBSIDIARIES
Segment Information
(In thousands)
(unaudited)

	Three Months Ended		Years Ended
	November 30,		November 30,
	2024	2023	2024	2023
Homebuilding revenues:
Sales of homes	$9,500,991	10,442,850	33,778,149	32,459,129
Sales of land	39,568	63,501	93,384	109,963
Other homebuilding	8,125	9,699	34,893	91,895
Total revenues	9,548,684	10,516,050	33,906,426	32,660,987

Homebuilding costs and expenses:
Costs of homes sold	7,400,266	7,919,724	26,255,353	24,900,470
Costs of land sold	30,162	39,413	73,802	92,142
Selling, general and administrative	682,003	687,774	2,480,309	2,231,033
Total costs and expenses	8,112,431	8,646,911	28,809,464	27,223,645
Homebuilding net margins	1,436,253	1,869,139	5,096,962	5,437,342
Homebuilding equity in earnings (loss) from unconsolidated entities	12,410	9,223	66,448	(3,886)
Homebuilding other income, net	46,720	34,277	178,842	94,251
Homebuilding operating earnings	$1,495,383	1,912,639	5,342,252	5,527,707

Financial Services revenues	$304,550	304,693	1,109,263	976,859
Financial Services costs and expenses	150,074	135,563	532,079	467,398
Financial Services operating earnings	$154,476	169,130	577,184	509,461

Multifamily revenues	$88,917	140,824	411,537	573,485
Multifamily costs and expenses	101,875	130,589	521,455	573,658
Multifamily equity in earnings (loss) from unconsolidated entities and other income, net	12,798	(22,390)	152,553	(50,478)
Multifamily operating earnings (loss)	$(160)	(12,155)	42,635	(50,651)

Lennar Other revenues	$4,737	6,616	14,226	22,035
Lennar Other costs and expenses	26,390	8,255	79,495	27,681
Lennar Other equity in earnings (loss) from unconsolidated entities and other	9,395	(87,783)	(7,878)	(153,980)
Lennar Other unrealized gains (losses) from technology investments (1)	12,708	(35,992)	25,180	(50,162)
Lennar Other operating earnings (loss)	$450	(125,414)	(47,967)	(209,788)
(1)The following is a detail of Lennar Other unrealized gains (losses) from mark-to-market adjustments on technology investments:

	Three Months Ended		Years Ended
	November 30,		November 30,
	2024	2023	2024	2023
Blend Labs (BLND)	$3,553	230	9,474	(130)
Hippo (HIPO)	39,448	(4,277)	73,243	(19,210)
Opendoor (OPEN)	3,569	(16,697)	(12,587)	21,762
SmartRent (SMRT)	597	(2,305)	(11,609)	5,914
Sonder (SOND)	(67)	(151)	15	(700)
Sunnova (NOVA)	(34,392)	(12,792)	(33,356)	(57,798)
	$12,708	(35,992)	25,180	(50,162)

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LENNAR CORPORATION AND SUBSIDIARIES
Summary of Deliveries, New Orders and Backlog
(Dollars in thousands, except average sales price)
(unaudited)
Lennar's reportable homebuilding segments and all other homebuilding operations not required to be reported separately have divisions located in:
East: Alabama, Florida, New Jersey and Pennsylvania
Central: Georgia, Illinois, Indiana, Maryland, Minnesota, North Carolina, South Carolina, Tennessee and Virginia
Texas: Texas
West: Arizona, California, Colorado, Idaho, Nevada, Oregon, Utah and Washington
Other: Urban divisions

	For the Three Months Ended November 30,
	2024	2023	2024	2023	2024	2023
Deliveries:	Homes		Dollar Value		Average Sales Price
East	5,593	6,446	$2,279,183	2,735,523	$408,000	424,000
Central	6,035	6,030	2,377,184	2,419,976	394,000	401,000
Texas	4,845	5,160	1,215,228	1,363,557	251,000	264,000
West	5,721	6,145	3,682,454	3,976,322	644,000	647,000
Other	12	14	5,354	8,412	446,000	601,000
Total	22,206	23,795	$9,559,403	10,503,790	$430,000	441,000
Of the total homes delivered listed above, 112 homes with a dollar value of $58 million and an average sales price of $522,000 represent home deliveries from unconsolidated entities for the three months ended November 30, 2024, compared to 139 home deliveries with a dollar value of $61 million and an average sales price of $438,000 for the three months ended November 30, 2023.

	At November 30,		For the Three Months Ended November 30,
	2024	2023	2024	2023	2024	2023	2024	2023
New Orders:	Active Communities		Homes		Dollar Value		Average Sales Price
East	347	305	3,791	4,690	$1,522,100	1,931,297	$402,000	412,000
Central	404	323	4,254	3,932	1,665,471	1,537,804	392,000	391,000
Texas	285	246	4,158	4,185	1,044,596	1,070,282	251,000	256,000
West	409	384	4,689	4,549	2,944,098	2,738,131	628,000	602,000
Other	2	2	3	10	2,898	6,495	966,000	649,000
Total	1,447	1,260	16,895	17,366	$7,179,163	7,284,009	$425,000	419,000
Of the total new orders listed above, 81 homes with a dollar value of $41 million and an average sales price of $512,000 represent new orders in 11 active communities from unconsolidated entities for the three months ended November 30, 2024, compared to 69 new orders with a dollar value of $36 million and an average sales price of $516,000 in five active communities for the three months ended November 30, 2023.

	For the Years Ended November 30,
	2024	2023	2024	2023	2024	2023
Deliveries:	Homes		Dollar Value		Average Sales Price
East	21,325	20,266	$8,623,347	8,805,485	$404,000	434,000
Central	19,084	16,809	7,617,693	7,041,528	399,000	419,000
Texas	18,844	16,591	4,763,692	4,692,906	253,000	283,000
West	20,914	19,388	12,938,104	12,052,131	619,000	622,000
Other	43	33	21,739	23,236	506,000	704,000
Total	80,210	73,087	$33,964,575	32,615,286	$423,000	446,000
Of the total homes delivered listed above, 383 homes with a dollar value of $186 million and an average sales price of $487,000 represent home deliveries from unconsolidated entities for the year ended November 30, 2024, compared to 340 home deliveries with a dollar value of $156 million and an average sales price of $459,000 for the year ended November 30, 2023.

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	For the Years Ended November 30,
	2024	2023	2024	2023	2024	2023
New Orders:	Homes		Dollar Value		Average Sales Price
East	18,205	18,685	$7,420,362	7,931,099	$408,000	424,000
Central	19,018	15,403	7,558,829	6,324,097	397,000	411,000
Texas	19,019	15,789	4,804,674	4,331,763	253,000	274,000
West	20,668	19,199	12,874,054	11,897,996	623,000	620,000
Other	41	35	20,562	23,600	502,000	674,000
Total	76,951	69,111	$32,678,481	30,508,555	$425,000	441,000
Of the total new orders listed above, 315 homes with a dollar value of $176 million and an average sales price of $558,000 represent new orders from unconsolidated entities for the year ended November 30, 2024, compared to 321 new orders with a dollar value of $153 million and an average sales price of $476,000 for the year ended November 30, 2023.

	At November 30,
	2024	2023	2024	2023	2024	2023
Backlog:	Homes		Dollar Value		Average Sales Price
East	3,460	6,580	$1,513,713	2,708,322	$437,000	412,000
Central	3,097	3,163	1,316,754	1,375,617	425,000	435,000
Texas	2,070	1,895	525,299	475,941	254,000	251,000
West	3,005	3,251	2,016,669	2,072,342	671,000	637,000
Other	1	3	349	1,528	349,000	509,000
Total	11,633	14,892	$5,372,784	6,633,750	$462,000	445,000
Of the total homes in backlog listed above, 79 homes with a backlog dollar value of $64 million and an average sales price of $807,000 represent the backlog from unconsolidated entities at November 30, 2024, compared to 147 homes with a backlog dollar value of $74 million and an average sales price of $507,000 at November 30, 2023.

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LENNAR CORPORATION AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(In thousands, except per share amounts)
(unaudited)

	November 30,
	2024	2023
ASSETS
Homebuilding:
Cash and cash equivalents	$4,662,643	6,273,724
Restricted cash	11,799	13,481
Receivables, net	1,053,211	887,992
Inventories:
Finished homes and construction in progress	10,884,861	10,455,666
Land and land under development	4,750,025	4,904,541
Inventory owned	15,634,886	15,360,207
Consolidated inventory not owned	4,084,665	2,992,528
Inventory owned and consolidated inventory not owned	19,719,551	18,352,735
Deposits and pre-acquisition costs on real estate	3,625,372	2,002,154
Investments in unconsolidated entities	1,344,836	1,143,909
Goodwill	3,442,359	3,442,359
Other assets	1,734,698	1,512,038
	35,594,469	33,628,392
Financial Services	3,516,550	3,566,546
Multifamily	1,306,818	1,381,513
Lennar Other	894,944	657,852
Total assets	$41,312,781	39,234,303

LIABILITIES AND EQUITY
Homebuilding:
Accounts payable	$1,839,440	1,631,401
Liabilities related to consolidated inventory not owned	3,563,934	2,540,894
Senior notes and other debts payable, net	2,258,283	2,816,482
Other liabilities	3,201,552	2,739,217
	10,863,209	9,727,994
Financial Services	2,140,708	2,447,039
Multifamily	181,883	278,177
Lennar Other	105,756	79,127
Total liabilities	13,291,556	12,532,337
Stockholders’ equity:
Preferred stock	—	—
Class A common stock of $0.10 par value	25,998	25,848
Class B common stock of $0.10 par value	3,660	3,660
Additional paid-in capital	5,729,434	5,570,009
Retained earnings	25,753,078	22,369,368
Treasury stock	(3,649,564)	(1,393,100)
Accumulated other comprehensive income	7,529	4,879
Total stockholders’ equity	27,870,135	26,580,664
Noncontrolling interests	151,090	121,302
Total equity	28,021,225	26,701,966
Total liabilities and equity	$41,312,781	39,234,303

12-12-12
LENNAR CORPORATION AND SUBSIDIARIES
Supplemental Data
(Dollars in thousands)
(unaudited)

	November 30,
	2024	2023
Homebuilding debt	$2,258,283	2,816,482
Stockholders' equity	27,870,135	26,580,664
Total capital	$30,128,418	29,397,146
Homebuilding debt to total capital	7.5%	9.6%

Homebuilding debt	$2,258,283	2,816,482
Less: Homebuilding cash and cash equivalents	4,662,643	6,273,724
Net homebuilding debt	$(2,404,360)	(3,457,242)
Net homebuilding debt to total capital (1)	(9.4)%	(15.0)%
(1)Net homebuilding debt to total capital is a non-GAAP financial measure defined as net homebuilding debt (homebuilding debt less homebuilding cash and cash equivalents) divided by total capital (net homebuilding debt plus stockholders' equity). The Company believes the ratio of net homebuilding debt to total capital is a relevant and a useful financial measure to investors in understanding the leverage employed in homebuilding operations. However, because net homebuilding debt to total capital is not calculated in accordance with GAAP, this financial measure should not be considered in isolation or as an alternative to financial measures prescribed by GAAP. Rather, this non-GAAP financial measure should be used to supplement the Company's GAAP results.